Exhibit 99

             Enesco Group, Inc. Reports First Quarter 2004 Results;
                  Revenue Gross Margin Improvements Continue;
               Board of Directors Begins Search for Permanent CEO

     ITASCA, Ill.--(BUSINESS WIRE)--May 6, 2004--Enesco Group, Inc. (NYSE:ENC), a leader in the giftware, collectible and home decor industry, today reported results for the first quarter ended March 31, 2004.

     First Quarter 2004 Summary

     --   Revenue of $50.5 million, 9% higher than 1Q '03

     --   Gross profit of $20.7 million, an increase of 12% from 1Q '03

     -- Operating profit and net income were impacted by investments in the Company's strategic marketing initiatives and ERP implementation.

     Financial Results

     For the first quarter of 2004, Enesco reported total revenue of $50.5 million, an increase of 9% when compared to revenue of $46.1 million for the first quarter of 2003. This increase was attributed to $4.7 million of combined revenues from the Bilston & Battersea acquisition, the Walt Disney Art Classics alliance and the Gregg Gift acquisition. Also contributing to the increase was a $2.7 million impact of favorable foreign currency translation rates. Revenue in the core business stabilized relative to first quarter 2003 performance, but was impacted by the challenges of transitioning to a new ERP (Enterprise Resource Planning) system.
     Gross profit of $20.7 million was 12% higher than the first quarter of 2003. This increase was driven by higher product margins and fewer closeout sales for the quarter. Gross profit was also positively impacted by the Bilston & Battersea and Gregg Gift acquisitions, and the Walt Disney Art Classics alliance, as well as favorable foreign currency translation rates.
     Operating expenses were $27.9 million, including $1.6 million for Bilston & Battersea, Walt Disney Art Classics and Gregg Gift expenses, and $1.1 million related to foreign currency translation rate impacts. While the first quarter operating costs are traditionally higher due to normal seasonality of the business, the increase is also attributed to strategic investments in Enesco's brands and marketing promotions, and the implementation of an ERP business system. An operating loss of $7.2 million for the first quarter of 2004 compares to a loss of $4.5 million from the same period in the prior year.
     Enesco experienced a net loss of $4.4 million or $0.31 per diluted share compared to a net loss of $2.8 million or $0.20 per diluted share during the same period last year.
     "We are encouraged by the continued revenue growth and the success of our acquired companies during this quarter, and are particularly pleased that our U.S.-based trade shows were very successful," said Tom Bradley, CFO and interim CEO of Enesco. "We continue to focus on driving channel business, product development, international expansion, strategic alliances and accretive acquisitions. During the quarter, we made several key investments to support our long-term strategy while continuing to rationalize products. We look forward to reaping the benefits from these key investments and decisions going forward."

     Board Begins Search

     Enesco's Board of Directors has engaged the services of Korn Ferry International to conduct a search for a permanent CEO. Tom Bradley, Enesco's CFO, will continue to act as interim CEO. "The Board believes that it is in the best interest of shareholders to consider all available candidates both internal and external," explained Anne-Lee Verville, Chairman of the Board.

     A conference call will be broadcast live on Friday, May 7, 2004, at 10:00 a.m. Central Time (11:00 a.m. Eastern) at http://www.enesco.com and http://www.streetevents.com. An online replay also will be available approximately one hour after the call.
     To listen to the Webcast, your computer must have RealPlayer installed. If you do not have RealPlayer, go to http://www.streetevents.com prior to the call, to download RealPlayer for free.
     For a phone replay, call 800-642-1687. Passcode: 6777988. The replay will be available for one week following the conference call.

     About Enesco Group, Inc.

     Enesco Group, Inc. is a world leader in the gift, collectible and home decor industries. Serving more than 40,000 customers globally, Enesco distributes products to a wide variety of specialty card and gift retailers, home decor boutique as well as mass-market chains and direct mail retailers. Internationally, Enesco serves markets operating in Europe, Australia, Mexico, Asia and the Pacific Rim. With subsidiaries located in Europe and Canada, and a business unit in Hong Kong, Enesco's international distribution network is a leader in the industry. The Company's product lines include some of the world's most recognizable brands, including Precious Moments, Walt Disney Classics Collection, Nickelodeon, Heartwood Creek, Halycon Days, Lilliput Lane, and Border Fine Arts, among others. Further information is available on the Company's web site at www.enesco.com.

     This press release contains various forward-looking statements that are based on management's current assumptions and beliefs and upon information currently available to management. The Company has tried to identify such forward-looking statements by use of such words as "expects," "intends," "anticipates," "could," "estimates," "plans," and "believes," and similar expressions, but these words are not the exclusive means of identifying such statements. Such statements are subject to various risks, uncertainties and other factors which could cause actual results to vary materially from those anticipated, estimated, expected or projected. Important factors that may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements include, but are not limited: the Company's success in developing new products and consumer reaction to the Company's new products; the Company's ability to secure, maintain and renew popular licenses, particularly our licenses for Precious Moments, Cherished Teddies, Heartwood Creek and Disney; the Company's ability to grow revenues in mass and niche market channels; the Company's ability to identify and close on strategic acquisitions; changes in general economic conditions, as well as specific market conditions; fluctuations in demand for our products; manufacturing lead times; the timing of orders and shipments and our ability to predict customer demands; inventory levels and purchase commitments exceeding requirements based upon incorrect forecasts; collection of accounts receivable; changes in the regulations and procedures affecting the importation of goods into the United States; changes in foreign exchange rates; price and product competition in the giftware industry; variations in sales channels, product costs or mix of products sold; and, possible future terrorist attacks, epidemics, or acts of war.
     In addition, the Company operates in a continually changing business environment and does not intend to update or revise the forward-looking statements contained herein, which speak only as of the date hereof. Additional information regarding forward-looking statement risk factors is contained in the Company's reports and filings with the Securities and Exchange Commission. In light of these risks and uncertainties, the forward-looking statements contained herein may not occur and actual results could differ materially from those set forth herein. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.


                               ENESCO GROUP, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

ASSETS
                                              March 31,   December 31,
                                                2004          2003
                                             ------------ ------------
Current Assets:
Cash and equivalents                             $10,571      $10,645
Accounts receivable, net                          61,541       65,190
Inventories                                       60,124       60,820
Other current assets                               8,725        9,260
                                             -------------------------
Total current assets                             140,961      145,915

Property, plant and equipment, net                28,031       28,341

Other assets                                      34,680       28,212
                                             -------------------------
Total assets                                    $203,672     $202,468
                                             =========================

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Notes and loans payable                          $15,679       $2,858
Accounts payable                                  16,652       21,723
Federal, state and foreign income taxes            3,581        7,375
Total accrued expenses                            13,737       19,609
                                             -------------------------
Total current liabilities                         49,649       51,565

Total long-term liabilities                       10,019        3,551

Minority interest                                    111          114

Total shareholders' equity                       143,893      147,238
                                             -------------------------
Total liabilities and shareholders' equity      $203,672     $202,468
                                             =========================



                               ENESCO GROUP, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                    UNAUDITED
                   First Quarter Ended March 31, 2004 and 2003
                    (In thousands, except per share amounts)



                                             2004     2003    % Change
                                           -------- -------- ---------

Net revenues                               $50,452  $46,137         9%

Cost of sales                               29,796   27,627         8%
                                           -------- --------
Gross profit                                20,656   18,510        12%

  Gross Profit %                              40.9%    40.1%

Selling, distribution, general and
  administrative expense                    27,878   23,021        21%
                                           -------- --------
Operating loss                              (7,222)  (4,511)       60%

  Interest expense                             (85)     (49)
  Interest income                              112      170
  Other income (expense), net                 (315)    (406)
                                           -------- --------

Loss before income taxes                    (7,510)  (4,796)       57%

Income tax benefit                          (3,108)  (2,005)
                                           -------- --------
Net loss                                   $(4,402) $(2,791)       58%
                                           ======== ========

Loss per share basic and diluted:

   Net loss                                 ($0.31)  ($0.20)

Average basic and diluted shares
 outstanding                                14,178   13,931


    CONTACT: Enesco Group, Inc.
             Investor contact:
             Tom Bradley, 630-875-5990
             jgadzins@enesco.com
             Media contact:
             Donna Shaults, 630-875-5464
             dshaults@enesco.com